Exhibit 4.71

Supplemental Agreement No. 2

to Credit Facility Agreement No. 84/13-B

dated April 26, 2013

Moscow	June 16, 2016

Gazprombank (Joint-Stock Company), General License No. 354, hereinafter referred to as the Lender or the Bank, represented by Alexander Yurievich Muranov, a Deputy Chairman of the Management Board, acting on the basis of power of attorney No. -01/1893 dated December 3, 2015, on the one part, and

Southern Kuzbass Coal Company Public Joint Stock Company (Southern Kuzbass PAO), hereinafter referred to as the Borrower, represented by Pavel Viktorovich Shtark, the General Director of Mechel Mining Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Southern Kuzbass Coal Company Open Joint Stock Company to a management organization, Mechel Mining Management Company Limited Liability Company, dated October 21, 2013 and the Articles of Association, on the other part, entered into this Supplemental Agreement No. 2 (hereinafter referred to as the Supplemental Agreement) to Credit Facility Agreement No. 84/13-B dated April 26, 2013, amended by Supplemental Agreement No. 1 dated August 28, 2015 (as amended by Supplemental Agreement No. 1 dated December 25, 2015 and Supplemental Agreement No. 2 dated March 31, 2016) (hereinafter referred to as the Loan Agreement), as follows:

1    DEBT RECONCILIATION

1.1	For the purpose of payment by the Borrower of the interest accrued from July 26, 2014 and to the Effective Date (inclusive) and unpaid as of the date of signing this Supplemental Agreement (hereinafter referred to as the Accrued Interest), the Parties reconciled the Accrued Interest debt of the Borrower to the Bank as of the date of signing this Supplemental Agreement.

1.2	Based on results of the reconciliation, the total Accrued Interest debt of the Borrower to the Bank amounts to three billion one hundred and ninety-six million six hundred and forty-five thousand two hundred and fifty-seven rubles and thirty-two kopecks (RUB 3,196,645,257.32).

2    CHANGES AND ADDITIONS TO THE LOAN AGREEMENT

The Parties agreed to make the following changes in the Loan Agreement:

2.1	The definition of the term “Date of Final Repayment of the Line of Credit Debt” shall be amended to read as follows:

“Date of Final Repayment of the Principal Tranche Debt is the date of the actual full repayment of the Principal Tranche Debt under the Line of Credit.”

2.2	The term “Principal Repayment Deferment Date” shall be replaced with the term “Principal Tranche Repayment Deferment Date” throughout the text.

2.3	The definition of the term “Additional Condition” shall be amended to read as follows:

“Additional Condition is any of the following conditions:

(a)	prevention (absence) of overdue amounts of the Additional Debt to be paid in accordance with clause 6.4 of this Agreement within the time frame specified in this clause unless some other time frame is approved by the Bank; and

(b)	prevention (absence) of overdue amounts of the Interest on the Additional Debt to be paid in accordance with sub-clauses 6.7.3 and 6.7.4 of this Agreement within the time frame specified in these sub-clauses unless some other time frame is approved by the Bank (hereinafter collectively referred to as the Additional Conditions).”

2.4	The definition of the term “Principal” shall be amended to read as follows:

“Principal is the amount of the Principal Tranche and the amount of Additional Debt not repaid (outstanding) as of any date of the Agreement including the amounts not repaid (outstanding) within the period specified in this Agreement.”

2.5	The definition of the term “Repayment Event” shall be amended to read as follows:

“Repayment Event is repayment by Yakutugol JSHC on any date not earlier than the Effective Date of the following debt amounts under Loan agreements of Yakutugol JSHC entered into by Yakutugol JSHC and the Bank:

(a)	debt amounts of the Principal Tranche equal to the Repayment Limit under Loan agreements of Yakutugol JSHC, as these terms are defined in the respective loan agreement; and

(b)	debt amounts of the Additional Debt and debt amounts of the accrued Interest on the Additional Debt, as these terms are defined in the respective loan agreement.”

2.6	Sub-clause (c) in the term “Restructuring Event” shall be deleted.

2.7	Article 1 of the Loan Agreement shall be supplemented with the following terms:

“Date of Full Repayment of the Additional Debt is the date of the actual full repayment of the Additional Debt.”

“Supplemental Agreement No. 2 is Supplemental Agreement No. 2 to this Agreement entered into by the Borrower and the Bank on June 16, 2016.”

“Principal Tranche is the amount of the Loan granted to the Borrower and not repaid (outstanding) as of any date of the Agreement including the amount not repaid (outstanding) within the period specified in this Agreement.”

“Additional Debt is the amount of the interest accrued from July 26, 2014 to the Effective Date (inclusive) and not repaid as of the date of signing Supplemental Agreement No. 2 specified in clause 1.2 of Supplemental Agreement No. 2 and capitalized on the date of signing Supplemental Agreement No. 2 in accordance with sub-clause 6.7.2.2 of this Agreement.”

“Loan agreements of Yakutugol JSHC are the following loan agreements entered into by the Bank and Yakutugol JSHC:

(a)	Credit Facility Agreement No. 226/12-B dated April 27, 2012;

(b)	Credit Facility Agreement No. 85/13-B dated April 26, 2013;

(c)	Credit Facility Agreement No. 31/09-B dated February 6, 2009.”

“Interest on the Additional Debt is the interest accrued on the actual debt amounts of the Additional Debt for each calendar day at the rate specified in sub-clause 6.7.3 of this Agreement.”

“Interest on the Principal Tranche is the interest under the Line of Credit accrued on the actual debt amounts of the Principal Tranche for each calendar day at the rate specified in sub-clause 6.7.1 of this Agreement.”

2.8	Sub-clause 4.24.6 in Article 4 shall be amended to read as follows:

“4.24.6 Ensure conclusion, not later than June 30, 2016, between the Company and the Bank of an agreement on the granting to the Bank or its affiliates of a priority right to make an offer matching the best offered price in respect of provision of any investment and banking services of similar quality and quantity including, among other things, purchase and sale transactions involving assets/shares of the Group companies as well as cash management and payment services or provision by the Bank of payroll management, currency exchange transaction and deposit placement services.”

2.9	Article 4 shall be supplemented with sub-clause 4.24.10 that reads as follows:

“4.24.10 Provide to the Bank the duly approved by the management bodies of the corresponding surety (guarantor) and/or the pledgor consents of the sureties (guarantor) and pledgors to be liable for obligations of the Borrower under the Loan Agreement based on the terms and conditions amended by Supplemental Agreement No. 2 within the following time frame:

4.24.10.1	consent of the Company under Suretyship Agreement No. 84-85/13-B-P-2 dated June 18, 2013 until September 30, 2016;

4.24.10.2	in all other cases, within three (3) business days from the date of approval of the corresponding agreement by the appropriate management body of the surety and/or pledgor but in any case not later than seventeen (17) business days from the date of signing Supplemental Agreement No. 2. The Borrower shall ensure that the relevant agreements (supplemental agreements) are submitted for approval to the appropriate management bodies of the corresponding sureties and pledgors within two (2) business days from the day following the date of signing Supplemental Agreement No. 2.”

2.10	Article 4 shall be supplemented with clause 4.30 that reads as follows and the subsequent numbering shall be changed:

“4.30 Starting from January 1, 2017 the Borrower shall ensure that the Group companies use the Electronic Trading Platform of the Lender to make at least half of all the purchases made through open electronic trading platforms. These services shall be provided for remuneration of participants based on the terms and conditions not worse than the current ones with the system functionality update in accordance with requirements of the Group companies.”

2.11	Article 4 shall be supplemented with clause 4.31 that reads as follows and the subsequent numbering shall be changed:

“4.31 The Borrower shall ensure that the Group companies make payments under the lease contracts entered into by the Group companies and Gazprombank Leasing JSC (legal address: 40 Miklukho-Maklaya street, Moscow, 117342, OGRN (Primary State Registration Number): 1037728033606, INN (taxpayer identification number): 7728294503) including the payments overdue as of the date of signing Supplemental Agreement No. 2 and the payments to accrue and to become payable in 2016, on a monthly basis, starting from June 2016 to December 2016, in the amount of not less than eighty-three million six hundred and ten thousand seven hundred and fourteen rubles (RUB 83,610,714).”

2.12	Clause 5.1 shall be supplemented with sub-clause 5.1.19 that reads as follows:

“5.1.19 pledge of the asset portfolio of Ulak-Elga railway1 and/or certain real estate items included into this asset portfolio specified in the mortgage agreement dated March 24, 2016, entered into by the Bank and Elga-Doroga LLC.”

2.13	Clause 5.3 shall be amended to read as follows:

“5.3 If the Restructuring Event does not occur before the Restructuring Date, the Bank shall, not later than within forty five (45) business days from the Restructuring Date, sign the necessary documents and agreements to terminate the Additional Pledge of shares and the Additional Mortgage and remove the encumbrance on condition that the pledgor provides these documents signed on its behalf. The Borrower shall ensure that the relevant pledgor provides signed documents and agreements to terminate Additional pledge of shares and Additional mortgage and to lift corresponding encumbrance.

The obligation of the Bank specified in the first paragraph of this clause shall not occur if the Repayment Event occurs before the Restructuring Date and the Bank performed the obligation specified in clause 5.4 of this Agreement.”

[1]	Construction is the construction of an access railway to Elga coal deposit from Ulak station to Elga station, purpose: rail transport facilities, 317,000 m long, degree of completion of the facility under construction is 91%, address (location) of the facility: Amur Region, Zeysk district; Sakha (Yakutia) Republic, Neryungrinsky District; cadastral (or reference) number: 0:0:0:277

2.14	Clauses 6.1-6.5 “General Conditions” shall be amended to read as follows:

6.1 – 6.5 GENERAL CONDITIONS

6.1.	The Line of Credit limits:

6.1.1.	The Credit Limit for the Line of Credit (the maximum allowed total amount of funds provided to the Borrower under the Line of Credit) shall be the equivalent in the currency of the Russian Federation (rubles) of the amount equal to four hundred million US dollars ($400,000,000) as of the Effective Date.

6.2.	The purpose of the Loan shall be financing of the financial and business activities specified in the Articles of Association.

6.2.1.	The use of the Loan by the Borrower for any reasons other than specified in this Agreement is prohibited.

6.2.2.	The Loan cannot be used:

6.2.2.1.	by the Borrower to discharge obligations of other borrowers to the Lender;

6.2.2.2.	by the Borrower to discharge its obligations under this Agreement and other loan agreements with the Lender;

6.2.2.3.	by the Borrower to repay the debt amounts of loans to third parties;

6.2.2.4.	by the Borrower to provide loans to third parties;

6.2.2.5.	by the Borrower to buy and pay promissory notes (excluding the promissory notes issued by the Bank, the Central Bank of the Russian Federation, the Ministry of Finance of the Russian Federation);

6.2.2.6.	to buy and redeem issuance securities (excluding the securities issued by the Bank, the Central Bank of the Russian Federation, the Ministry of Finance of the Russian Federation);

6.2.2.7.	to buy from the Lender the property received by the Lender as a compensation due to termination of obligations of the Borrower in respect of the previously granted Loans;

6.2.2.8.	to invest in the authorized capital of third parties (including purchase of shares on the secondary market);

6.2.2.9.	to make leasing payments;

6.3.	Use of the Line of Credit:

6.3.1.	Expiration of the Line of Credit Availability Period: April 26, 2014 (inclusive).

Upon expiration of the Line of Credit Availability Period, the Borrower shall, in accordance with terms and conditions of this Agreement, lose the right to receive Tranches of the Loan.

6.3.2.	The Borrower shall repay the debt amounts of the Principal Tranche on a monthly basis, on the fifteenth (15th) day of every month of the Loan availability period, in equal installments of the outstanding Principal Tranche amount (taking into account the interest capitalized in accordance with sub-clause 6.7.2.3 of this Agreement) as of the 15th day of the month following the Principal Tranche Repayment Deferment Date and starting from that date.

If:

(a)	any of the Additional Conditions is not fulfilled; or

(b)	the Restructuring Event does not occur before the Restructuring Date,

the above mentioned repayment procedure shall be amended from the corresponding Lending Terms Change Date as follows:

•	if the corresponding Lending Terms Change Date is before April 15, 2017, the Borrower shall repay the debt amounts of the Principal Tranche on a monthly basis, on the fifteenth (15th) day of every month of the Loan availability period, in equal installments of the outstanding Principal Tranche amount (taking into account the capitalized interest) as of April 15, 2017, starting from April 15, 2017;

•	if the corresponding Lending Terms Change Date is after April 15, 2017, the Borrower shall repay the debt amounts of the Principal Tranche on a monthly basis, on the fifteenth (15th) day of every month of the Loan availability period, in equal installments of the outstanding Principal Tranche amount (taking into account the capitalized interest) as of the Lending Terms Change Date starting from the fifteenth (15th) day of the month following the Lending Terms Change Date.

If the day of the month on which debt amounts of the Principal Tranche are to be repaid in accordance with this sub-clause is not a business day, the debt amounts shall be repaid on the first business day following such day.

6.3.3.	The debt amounts of the Principal Tranche (taking into account the interest capitalized in accordance with sub-clause 6.7.2.3 of this Agreement) shall be fully repaid not later than April 20, 2020, and if by March 30, 2018: (a) all Additional Conditions are fulfilled; and (b) the Restructuring Event occurs before the Restructuring Date, the deadline for the full and final repayment of the debt amounts of the Principal Tranche (taking into account the interest capitalized in accordance with sub-clause 6.7.2.3 of this Agreement) shall be extended until April 20, 2022.

In the last month of the Principal Tranche availability period the repayment shall be made on the 15th and on the 20th day of the month.

If the day of the month on which debt amounts of the Principal Tranche is to be repaid in accordance with this sub-clause is not a business day, the debt amounts shall be repaid on the first business day following such day.

6.4.	The debt amounts of the Additional Debt (taking into account the interest capitalized in accordance with sub-clause 6.7.4.1 of this Agreement) shall be fully repaid not later than March 30, 2018 (unless another date is approved by the Bank) as follows:

6.4.1.	On the 15th day of every month of the Loan availability period, starting from April 15, 2017 to March 15, 2018, by monthly installments amounting to at least one hundred and seventeen million four hundred and ninety-one thousand four hundred and ninety rubles and twenty-eight kopecks (RUB 117,491,490.28); and

6.4.2.	On March 30, 2018 (unless another date is approved by the Bank) in one payment equal to the remaining portion of the Additional Debt taking into account the capitalized interest added to the Additional Debt in accordance with sub-clause 6.7.4.1 of this Agreement.

2.15	Article 6.7 “Line Of Credit Rate Details” shall be amended to read as follows:

6.7.    LINE OF CREDIT RATE DETAILS

Principal Tranche Rate Details

6.7.1.	Starting from the date following the date of releasing the first Tranche of the Loan and till the Date of Final Repayment of the Principal Tranche Debt (inclusive), the Borrower shall unconditionally and irrevocably pay Interest on the Principal Tranche at a rate equal to:

6.7.1.1.	seven point five tenths percent (7.5%) per annum before the Effective Date (inclusive);

6.7.1.2.	the key rate of the Central Bank of the Russian Federation plus one and five tenths percent (1.5%) per annum from the date following the Effective Date, and if: (a) any of the Additional Conditions is not fulfilled; or (b) the Restructuring Event does not occur before the Restructuring Date:

6.7.1.2.1.	from the day following the corresponding Lending Terms Change Date, the interest rate shall be set at the following level: the key rate of the Central Bank of the Russian Federation plus three and five tenths percent (3.5%) per annum; and

6.7.1.2.2.	The Borrower shall make an additional payment of the interest accrued for the period from the Effective Date to the Lending Terms Change Date (inclusive) equal to the actual debt amounts of the Principal Tranche including the amount of the interest capitalized in accordance with sub-clause 6.7.2.3 of this Agreement for the said period under the Line of Credit for every calendar day at a rate of two percent (2%) per annum. The amount of additionally accrued interest shall be capitalized by adding to the amount of the Principal Tranche on the corresponding Lending Terms Change Date. The additionally accrued interest shall be repaid in accordance with the schedule under sub-clause 6.3.2 of this Agreement.”

The key rate shall be set by the Board of Directors of the Central Bank of the Russian Federation and published on the website of the Central Bank of the Russian Federation and in the public domain.

The interest rate for the Line of Credit shall be changed from the date of the Central Bank of the Russian Federation changing the key rate.

6.7.2.	Interest on the Principal Tranche shall be paid within the time frame taking into account the Interest Periods:

6.7.2.1.	From the date of granting the first Tranche of the Loan to July 25, 2014 (inclusive):

6.7.2.1.1.	The first Interest Period shall be from the date of releasing the first Tranche of the Loan (excluding this date) to the last calendar day of the first month of the Loan availability period (inclusive).

The Interest Payment Date shall the last business day of the first month of the Loan availability period.

6.7.2.1.2.	The second Interest Period shall from the first to the twenty-fifth (25th) day of the second month of the Loan availability period (inclusive).

The Interest Payment Date shall be the twenty-fifth (25th) day of the second month of the Loan availability period.

6.7.2.1.3.	The subsequent Interest Periods shall be from the twenty-sixth (26th) day of the month preceding the current month to the twenty-fifth (25th) day of the current month (inclusive).

The Interest Payment Date on a monthly basis shall be the twenty-fifth (25th) day of every calendar month.

6.7.2.2.	From July 26, 2014 and to the Effective Date (inclusive):

The interest accrued from July 26, 2014 to the Effective Date (inclusive) and not repaid by the date of signing of Supplemental Agreement No. 2 shall be capitalized on the date of signing Supplemental Agreement No. 2 by adding to the amount of the Principal Tranche and shall become the Additional Debt being a part of the Principal.

6.7.2.3.	From the Effective Date (excluding such date) to the Interest Payment Deferment Date (inclusive):

6.7.2.3.1.	The first Interest Period shall be from the Effective Date to the 4th day of the month within which the Effective Date falls (inclusive). If the Effective Date falls on a day after the 4th day, the first Interest Period shall end on the 4th day of the following calendar month (inclusive), and if this day of the month is not a business day it shall end on the first business day following such day.

The Interest Payment Date shall be the 4th day of the month, and if this day of the month is not a business day it shall be the first business day following such day.

6.7.2.3.2.	The second and subsequent Interest Periods shall be the period starting from the day following the last day of the previous Interest Period to the 4th day of every calendar month (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

The Interest Payment Date shall be the 4th day of every calendar month, monthly, and if this day of the month is not a business day it shall be the first business day following such day.

6.7.2.3.3.	The last Interest Period shall be the period starting from the day following the last day of the previous Interest Period to the Interest Payment Deferment Date (inclusive).

The Interest Payment Date shall be the Interest Payment Deferment Date.

During the period from the Effective Date to the Interest Payment Deferment Date (inclusive) the interest shall be paid as follows:

•	The larger of the following amounts shall be paid to the Lender:

•	fifty percent (50%) of the amount of each monthly interest payment calculated in accordance with provisions of this article; or

•	the annual interest amount calculated at the rate given in the table below and determined based on the Total Debt/EBITDA ratio in accordance with the latest consolidated financial statements of the Company on the actual debt amounts of the Principal Tranche.

Total Debt/EBITDA ratio	Annual interest rate (%)
6.01 and above	eight and seventy-five hundredths (8.75)
from 5.01 to 6.0	nine and five tenths (9.5)
from 4.01 to 5.0	ten and five tenths (10.5)
4.0 and less	current interest rate for the Line of Credit

The interest rate given in the table above shall apply to calculation of the interest payments starting from the Interest Period immediately following the date of providing, in accordance with sub-clause 8.7.6. of this Agreement, of the certificate that contains a breakdown of financial liabilities indicating that the Total Debt/EBITDA ratio exceeds the value specified in the sub-clause above,

•	the remaining part of each monthly interest payment shall not be paid to the Lender but shall be capitalized by adding it to the amount of the Principal Tranche.

The capitalized interest shall be added to the amount of the Principal Tranche (capitalized) on the Interest Period end dates. Starting from the first day following the date of interest capitalization to the amount of the Principal Tranche, the interest shall accrue on the debt amounts of the Principal Tranche taking into account the capitalized interest.

6.7.2.4.	Starting from the day following the Interest Payment Deferment Date to the Date of Final Repayment of the Principal Tranche Debt (inclusive):

6.7.2.4.1.	The first Interest Period shall be from the day following the Interest Payment Deferment Date to the 4th day of the month following the Interest Payment Deferment Date (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

The Interest Payment Date shall be the 4th day of the month following the Interest Payment Deferment Date and if this day of the month is not a business day it shall be the first business day following such day.

6.7.2.4.2.	The second and subsequent Interest Periods shall be the period starting from the day following the last day of the previous Interest Period to the 4th day of every calendar month (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

The Interest Payment Date shall be the 4th day of every calendar month, monthly, and if this day of the month is not a business day it shall be the first business day following such day.

6.7.2.4.3.	The last Interest Period shall be the period starting from the day following the last day of the previous interest period to the Date of Final Repayment of the Principal Tranche Debt (inclusive).

The Interest Payment Date shall be the Date of Final Repayment of the Principal Tranche Debt.

Additional Debt Rate Details

6.7.3.	Starting from the date following the date of signing Supplemental Agreement No. 2 to the Date of Full Repayment of the Additional Debt (inclusive), the Borrower shall unconditionally and irrevocably pay Interest on the Additional Debt to the Lender at the following interest rate:

6.7.3.1.	the key rate of the Central Bank of the Russian Federation plus one and five tenths percent (1.5%) per annum, and if: (a) any of the Additional Conditions is not fulfilled; or (b) the Restructuring Event does not occur before the Restructuring Date:

6.7.3.1.1.	from the day following the corresponding Lending Terms Change Date, the interest rate shall be set at the following level: the key rate of the Central Bank of the Russian Federation plus three and five tenths percent (3.5%) per annum; and

6.7.3.1.2.	The Borrower shall make an additional payment of the interest accrued for the period from the date following the date of signing Supplemental

Agreement No. 2 to the Lending Terms Change Date (inclusive) equal to the actual debt amounts of the Additional Debt including the amount of the interest capitalized in accordance with sub-clause 6.7.4.1 of this Agreement for the said period for each calendar day at a rate of two percent (2%) per annum. The amount of additionally accrued interest shall be capitalized by adding to the amount of the Additional Debt on the corresponding Lending Terms Change Date. The additionally accrued interest shall be repaid in accordance with the schedule under sub-clause 6.4 of this Agreement.”

The key rate shall be set by the Board of Directors of the Central Bank of the Russian Federation and published on the website of the Central Bank of the Russian Federation and in the public domain.

The interest rate for the Line of Credit shall be changed from the date of the Central Bank of the Russian Federation changing the key rate.

6.7.4.	The Interest on the Additional Debt shall be paid according to the following procedure and within the following interest periods:

6.7.4.1.	From the date following the date of signing Supplemental Agreement No. 2 to March 31, 2017 (inclusive), the Interest on the Additional Debt shall be capitalized by adding to the amount of the Additional Debt taking into account the following interest periods:

6.7.4.1.1.	The first interest period shall be from the date following the date of signing Supplemental Agreement No. 2 to the 4th day of the month following the month within which the date of signing Supplemental Agreement No. 2 falls.

The Interest Capitalization Date shall be the 4th day of the month following the month within which the date of signing Supplemental Agreement No. 2 falls.

6.7.4.1.2.	The second and subsequent interest periods shall be the period starting from the day following the last day of the previous interest period to the 4th day of every calendar month (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

The Interest Capitalization Date shall be the 4th day of each calendar month, monthly, and if this day of the month is not a business day it shall be the first business day following such day.

6.7.4.1.3.	The last Interest Period shall be the period starting from March 5, 2017 (inclusive) to March 31, 2017 (inclusive).

The Interest Capitalization Date shall be March 31, 2017.

Interest on the Additional Debt shall be accrued on the actual debt amounts of the Additional Debt taking into account the Interest on the Additional Debt capitalized in the previous interest periods. If the day of the month on which the Interest on the Additional Debt accrues is not a business day, the interest shall accrue on the first business day following such day.

6.7.4.2.	From April 1, 2017 to the Date of Full Repayment of the Additional Debt (inclusive), the Interest on the Additional Debt shall be paid in the amount accrued for the relevant interest period:

6.7.4.2.1.	The first interest period shall be from April 1, 2017 to April 4, 2017 (inclusive), and if this day of the month is not a business day it shall be the first day following such day.

The Interest Payment Date in respect of the Additional Debt shall be April 4, 2017.

6.7.4.2.2.	The second and subsequent interest periods shall be the period starting from the day following the last day of the previous interest period to the 4th day of every calendar month (inclusive), and if this day of the month is not a business day it shall be the first business day following such day.

The Interest Payment Date in respect of the Additional Debt shall be the 4th day of every calendar month, monthly, and if this day of the month is not a business day it shall be the first business day following such day.

6.7.4.2.3.	The last interest period shall be the period starting from the day following the last day of the previous interest period to the Date of Full Repayment of the Additional Debt (inclusive).

The Interest Payment Date in respect of the Additional Debt shall be the Date of Full Repayment of the Additional Debt.

6.7.5.	The Lender shall be entitled to revise the interest rate unilaterally for the Interest on the Principal Tranche and/or the Interest on the Additional Debt if the following events occur at the same time:

6.7.5.1.	the key rate of the Central Bank of the Russian Federation is not, in accordance with a reasoned judgment of the Lender, the market benchmark to determine the interest rate for loan agreements; and

6.7.5.2.	in case of significant changes in the banking services market conditions and/or general economic conditions in the country,

and either to set a different rate as the base rate which, in the opinion of the Lender, is currently the market benchmark to determine the interest rate for loan agreements; or, if in the opinion of the Lender there is no base rate that can be such market benchmark, to set a fixed interest rate at its sole discretion provided that the unilaterally increased interest rate in any case does not exceed twenty percent (20%) per annum.

6.7.6.	If the interest rate is changed in accordance with sub-clause 6.7.5, the Lender shall, at least thirty (30) calendar days before the interest rate change date, send to the Borrower, by courier or by registered mail (registered mail with return receipt requested) or telegraphic message, an interest rate change notice that the Borrower shall consider without delay. A copy of the notice shall be sent to corpfin@mechel.com.

If the Borrower does not agree with the change in the interest rate on the actual debt amounts, the Borrower shall notify the Bank accordingly and repay the debt amounts under the Line of Credit within thirty (30) calendar days from the date of the Bank sending the notice. The failure to repay the Loan within the said period of time shall be the grounds for a change in the interest rate from the end date of the above mentioned period.

Non-receipt by the Borrower of the interest rate change notice sent by the Lender in the manner specified in sub-clause 6.7.6 of this Agreement cannot be the grounds for making complaints to the Bank.

6.7.7.	In case of early repayment of the Loan taking into account sub-clause 6.8.1 of this Agreement (except for the cases of early repayment due to the Bank changing the lending terms in accordance with sub-clause 6.7.5 of this Agreement) (fully or partially), the Borrower shall:

6.7.7.1.	in the case of full repayment including Loan acceleration by the Bank, pay in one payment the entire amount of the accrued interest in full (i.e. pay the interest calculated for the remaining debt amounts of the Principal as of the beginning of a banking day on the Loan repayment date);

6.7.7.2.	in the case of partial repayment, pay the interest within the period specified for payment of the interest.

6.7.8.	The interest shall be calculated in accordance with the effective legislation.

2.16	Clause 6.8 shall be supplemented with sub-clause 6.8.4 that reads as follows:

“6.8.4 The Parties hereby agreed that the debt of the Borrower under this Agreement may be repaid early (fully or partially) by Yakutugol JSHC in accordance with provisions of sub-clauses 6.8.4 - 6.8.9 of Loan Agreement of Yakutugol JSHC.”

2.17	Sub-clause 6.9.3 shall be amended to read as follows:

“6.9.3 Starting from the date following the date on which an interest payment becomes overdue (including debt amounts of the Interest on the Principal Tranche and the Interest on the Additional Debt) and to the date of its final repayment, the Bank shall be entitled to demand to pay a default charge at a rate of zero point forty five thousandths percent (0.045%) accrued on the amount of the overdue interest payment (including debt amounts of the Interest on the Principal Tranche and the Interest on the Additional Debt) for each day of delay.”

2.18	In sub-clause 6.9.4 the words “sub-clause 6.7.2.2” shall be replaced with “in sub-clauses 6.7.3 and 6.7.4”.

2.19	Sub-clause 6.11.2 shall be amended to read as follows:

“6.11.2 The following debt repayment order (subject to the chronological order of releasing Tranches of the Loan) shall be established if the Borrower does not have sufficient funds to perform financial obligations under this Agreement in full:

6.11.2.1	overdue Interest on the Additional Debt;

6.11.2.2	overdue Interest on the Principal Tranche;

6.11.2.3	overdue amounts of the Additional Debt;

6.11.2.4	overdue amounts of the Principal Tranche;

6.11.2.5	Interest on the Additional Debt;

6.11.2.6	Interest on the Principal Tranche;

6.11.2.7	the Additional Debt;

6.11.2.8	the Principal Tranche;

6.11.2.9	default charge (late payment charge) imposed on the overdue Interest on the Additional Debt;

6.11.2.10	default charge (late payment charge) imposed on the overdue Interest on the Principal Tranche;

6.11.2.11	default charge (late payment charge) imposed on the overdue amounts of the Additional Debt;

6.11.2.12	default charge (late payment charge) imposed on the overdue amounts of the Principal Tranche.”

3    REPRESENTATIONS ABOUT CIRCUMSTANCES

3.1	As of the date of signing the Supplemental Agreement, the Borrower represents that:

3.1.1	The Borrower is a duly established legal entity carrying out its activities in accordance with the Legislation, has rights and powers to own its property, assets and income to carry out its activities in their current form.

3.1.2	The Borrower has the right to enter into this Supplemental Agreement and perform obligations under this Supplemental Agreement.

3.1.3	The Borrower does not have any information on adoption by the court of a decision on its liquidation (bankruptcy), the Borrower did not take a resolution on its voluntary liquidation (bankruptcy) and no monitoring or receivership or rehabilitation procedure or other similar actions and measures were introduced.

3.1.4	The Borrower took all the necessary corporate resolutions and there were obtained and are valid all the necessary permits, approvals, licenses, exemptions, registrations and notarizations necessary for the conclusion of this Supplemental Agreement and performance of obligations under this Supplemental Agreement.

3.1.5	This Supplemental Agreement is legal, valid and binding on the Borrower and it can be enforced against the Borrower in accordance with terms and conditions of this Supplemental Agreement and provisions of the Legislation.

3.1.6	Acceptance and performance by the Borrower of obligations under this Supplemental Agreement do not entail violations of any provision of the constitutional documents and internal regulations of the Borrower; violations of obligations to third parties under the agreements a party to which is the Borrower or violations of any court decision or administrative act; violations of provisions of the Legislation.

3.1.7	The Borrower acknowledges that the Lender enters into this Supplemental Agreement fully relying on the representations set forth in this article and the Borrower shall be fully liable for inaccuracy of any provision of this article (including the inaccuracy rendering this Supplemental Agreement fully or partially void).

4    GENERAL PROVISIONS

4.1	This Supplemental Agreement shall enter into force on the date of its signing.

4.2	The terms used in this Supplemental Agreement shall have the meaning assigned to them in the Loan Agreement.

4.3	This Supplemental Agreement shall constitute an integral part of the Loan Agreement. The changes in the terms and conditions of the Loan Agreement set forth in this Supplemental Agreement shall not terminate the additional obligations associated with the initial main obligations stated in the Loan Agreement taking into account the amendments made by Supplemental Agreement No. 1 to the Loan Agreement.

4.4	Appendixes to this Supplemental Agreement shall constitute an integral part of this Supplemental Agreement.

4.5	If any provision of this Supplemental Agreement becomes invalid or null or if a court or some other competent authority determines that it is invalid or null, such invalidity or nullity shall not affect the validity of the remaining provisions of this Supplemental Agreement that are considered to be valid separately.

5    APPLICABLE LAW. CONSIDERATION OF DISPUTES

5.1	The rights and obligations of the Parties not regulated by provisions of this Supplemental Agreement shall be governed by the legislation of the Russian Federation.

5.2	This Supplemental Agreement was made and shall be construed in accordance with the legislation of the Russian Federation.

5.3	In the case of invalidity or nullity of this Supplemental Agreement or any part thereof, the Parties shall take all reasonable measures to make the necessary changes or additions to this Supplemental Agreement in order to eliminate the consequences of the invalidity or nullity of certain provisions of this Supplemental Agreement.

5.4	Disputes or differences shall be resolved by the Moscow Arbitration Court in accordance with the procedure specified by the Legislation of the Russian Federation.

5.5	For the purpose of compliance with the pre-trial dispute resolution procedure mandatory under provisions of the Arbitration Procedure Code of the Russian Federation, the Parties determined that:

5.5.1	The period for considering by the Borrower of claims of the Lender and taking measures for the pre-trial claim settlement shall be not more than twenty (20) calendar days (in the aggregate) from the date of receipt of the claim by the Borrower (the date on which the claim is deemed to be received by the Borrower in accordance with the Legislation).

5.5.2	The period for considering by the Lender of claims of the Borrower and taking measures for the pre-trial claim settlement shall be not more than thirty (30) calendar days (in the aggregate) from the date of receipt of the claim by the Lender (the date on which the claim is deemed to be received by the Lender in accordance with the Legislation).

6    MAKING CHANGES AND OTHER CONDITIONS

6.1	Changes and additions to this Supplemental Agreement and its termination shall be documented as supplemental agreements constituting an integral part of this Supplemental Agreement.

6.2	Any notice or other correspondence sent by the Parties to each other under this Supplemental Agreement shall be in writing, signed by an authorized person and sent via e-mail to corpfin@mechel.com and fax +7 (495) 221-88-00 (e-mail address, fax number of the Borrower) or fax +7 (495) 719-19-67 (fax number of the Lender) mandatorily accompanied by the original sent by courier or registered mail (registered letter with return receipt requested) or telegraph message to the address stated in Article 7 of this Supplemental Agreement.

6.3	The Supplemental Agreement is executed in Moscow in three (3) copies of equal legal force, one copy for the Borrower and two copies for the Lender.

7    CORRESPONDENCE AND ADDRESSES OF THE PARTIES

7.1	The official correspondence under this Supplemental Agreement shall be in the Russian language, contain mandatory text “Credit Facility Agreement No. 84/13-B dated April 26, 2013” and sent by courier or registered mail (registered letter with return receipt requested) or telegraphic message or fax. The correspondence transmitted by fax shall be mandatorily sent by courier or by post.

7.2	The Parties shall notify each other of the expected change of their addresses and telex, fax and phone numbers not less than ten (10) calendar days before the date of the change.

7.3	Addresses and bank details of the Parties:

Lender:

Gazprombank (Joint-Stock Company)

bld. 1, 16 Nametkina street, Moscow, 117420, INN (Taxpayer Identification Number) 7744001497, correspondent account 30101810200000000823 with the Main Branch of the Central Bank of the Russian Federation, customer account No 47422810100000000051, BIC 044525823

USD Account details: DEUTSCHE BANK TRUST COMPANY AMERICAS, New York 130 Liberty Street, New York, NY 10006 USA

SWIFT CODE: BKTR US 33 account N 04414534 in favor of Gazprombank.

To credit to account 47422840200000000044

Euro Account details: Commerzbank AG. Frankfurt-am-Main SWIFT: COBADEFF account 400887037001 EUR. To credit to account 47422978800000000044

Borrower

Southern Kuzbass Coal Company Public Joint Stock Company

6 Yunosti street, Mezhdurechensk, Kemerovo Oblast, 652877

INN (Taxpayer Identification Number) 4214000608, account No. 40702810900261001465, 4070297840026300465, 40702840800263001465 with Ekaterinburg branch of Bank GPB (JSC), BIC 046577411, correspondent account 30101810365770000411 with the Ural Main Branch of the Central Bank of the Russian Federation.

Signatures of the Parties

For the Lender	For the Borrower

Alexander Yurievich Muranov	Pavel Viktorovich Shtark

L.S.	L.S.